SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                              SBS BROADCASTING S.A.
                                (Name of Issuer)

                        Common Stock, Euro 2.00 par value
                         (Title of Class of Securities)

                                    L8137F102
                                 (CUSIP Number)

                                November 14, 2003
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                   PAGE 2 OF 10

CUSIP No. L8137F102
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               OZ Management, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          00/IA
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 3 OF 10

CUSIP No. L8137F102
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Daniel S. Och
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 4 OF 10

CUSIP No. L8137F102
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          OZ Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 5 OF 10

ITEM 1(a).  NAME OF ISSUER:
             SBS BROADCASTING S.A.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             8-10 rue Mathias Hardt, L-1717 Luxembourg, Luxembourg

ITEM 2(a).  NAME OF PERSON FILING:

     This statement is filed by:
          (i) OZ Management, L.L.C. ("OZ"), a Delaware limited liability company, with respect to the Securities beneficially owned by it;
         (ii) Daniel S. Och, Senior Managing Member of OZ, with respect to the Securities held by OZ, OZ Master Fund, Ltd. and certain managed accounts; and
        (iii) OZ Master Fund, Ltd. ("OZMD"), a Cayman Islands company, with respect to the Securities owned by it.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Schedule 13G/A                                                  PAGE 6 OF 10

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 9 West 57th Street, 39th Floor, New York, New York 10019.

ITEM 2(c).  CITIZENSHIP:
            OZ is a Delaware limited liability company and OZMD is company organized in the Cayman Islands. Daniel S. Och is a United States citizen.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, Euro 2.00 par value

ITEM 2(e).  CUSIP NUMBER:      L8137F102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-
                  1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-
                  1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

Schedule 13G/A                                                   PAGE 7 OF 10

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]


ITEM 4.   OWNERSHIP.

          OZ serves as principal investment manager to a number of discretionary accounts and investment entities with respect to which it has voting and dispositive authority over the Securities reported in this
          Schedule 13G, including OZMD. Mr. Daniel S. Och is the Senior Managing Member of OZ. As such, he may be deemed to control such entity and therefore be the beneficial owner of the securities in this Schedule 13G.

      A.  OZ
         (a)  Amount beneficially owned: 0
         (b)  Percent of class: 0%
         (c)  Number of shares as to which such person has:
                 (i)    sole power to vote or to direct the vote
                        0
                 (ii)   shared power to vote or to direct the vote
                        0
                 (iii) sole power to dispose or to direct the disposition of 0
                 (iv) shared power to dispose or to direct the disposition of 0

      B.  Daniel S. Och
         (a)  Amount beneficially owned: 0
         (b)  Percent of class: 0%
         (c)  Number of shares as to which such person has:
                 (i)    sole power to vote or to direct the vote
                        0
                 (ii)   shared power to vote or to direct the vote
                        0
                 (iii) sole power to dispose or to direct the disposition of 0
                 (iv) shared power to dispose or to direct the disposition of 0

Schedule 13G/A                                                   PAGE 8 OF 10

      C.  OZMD
         (a)  Amount beneficially owned: 0
         (b)  Percent of class: 0%
         (c)  Number of shares as to which such person has:
                 (i)    sole power to vote or to direct the vote
                        0
                 (ii)   shared power to vote or to direct the vote
                        0
                 (iii) sole power to dispose or to direct the disposition of 0
                 (iv) shared power to dispose or to direct the disposition of 0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

Schedule 13G/A                                                   PAGE 9 OF 10

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the Securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2004               /s/ Daniel S. Och,
                                    -----------------------------------------
                                    DANIEL S. OCH, individually and as Senior
                                    Managing Member of OZ Management, L.L.C.,
                                    and on behalf of OZ Master Fund, Ltd.

Schedule 13G/A                                                  PAGE 10 OF 10

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


           The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 13, 2004            /s/ Daniel S. Och
                                    -----------------------------------
                                    DANIEL S. OCH,
                                    Individually and as Senior Managing
                                    Member of OZ Management, L.L.C.,
                                    and on behalf of OZ Master Fund, Ltd.